April 10, 2025

Re:    Amended Side Letter

Dear Jeremy:

    This letter serves to memorialize your agreement with Traeger, Inc. (together with its subsidiaries, the “Company”) regarding certain compensation-related matters. Reference is made to the Amended and Restated Employment Agreement, dated as of September 25, 2017, between you, Traeger Pellet Grills LLC and TGP Holdings LP (the “Employment Agreement”) and the Letter Agreement by and between you and Traeger, Inc., dated August 2, 2021 regarding Waiver of Compensation (the “Side Letter”). Effective as of the date above, this letter (the “Amended Side Letter”) amends and restates the Side Letter in its entirety.

    You agree and acknowledge:

•Effective January 1, 2025, your annual Base Salary will be $750,000 (the “Base Salary”).

•Commencing with calendar year 2025, you will be eligible to participate in the Company’s annual bonus programs that it maintains from time to time. Your target annual bonus with respect to calendar year 2025 will be 150% of the Base Salary.

•Effective as of April 1, 2025, you (and your spouse and/or eligible dependents) will remain eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, and you agree to pay for the employee-portion of the relevant premium payment(s) under such plans and programs.

•Effective as of the date hereof, you will be a participant in the Company’s Executive Change in Control Severance Plan (the “Severance Plan”); provided, however, for purposes of determining your severance payments and benefits under the Severance Plan, the term “Cash Severance” shall mean an amount equal to the sum of (i) 200% of your Base Compensation; (ii) 200% of your Target Bonus; (iii) the Pro-Rata Bonus, if applicable; and (iv) the COBRA Premium Payment (each, as defined in the Severance Plan). Notwithstanding anything to the contrary in the Severance Plan, the Base Compensation and Target Bonus portions of the Cash Severance shall be paid in accordance with the payment timing set forth in Section 7(d)(ii) of the Employment Agreement (as amended in this Amended Side Letter); provided, however, that if your CIC Termination occurs following the occurrence of a Change in Control (each, as defined therein) that constitutes a “change in control event” within the meaning of Internal Revenue Code Section 409A, then such amounts shall be paid as set forth in the Severance Plan. The Pro-Rata Bonus and the COBRA Premium Payment portions of the Cash Severance shall be paid as set forth in the Severance Plan.

Traeger Pellet Grills, 533 S 400 W, Salt Lake City, UT 84101

•For the avoidance of doubt, if you experience a severance-qualifying termination of employment pursuant to Section 7(d) of the Employment Agreement, you will remain eligible for severance payments and benefits as set forth in Section 7(d) of the Employment Agreement (as modified below) except that, in the event of a CIC Termination, you shall be eligible for the severance payments and benefits provided under the Severance Plan (as amended by this Amended Side Letter) rather than in Section 7(d) of the Employment Agreement; provided, however, Section 7(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause, (y) by the Employee for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay or provide the Employee with the following:

(i) the Accrued Benefits;

(ii) an amount equal to the sum of the Employee’s annual base salary rate in effect immediately prior to such termination and Target Bonus (as defined in the Traeger, Inc. Executive Change in Control Severance Plan (the “Severance Plan”)) (each, disregarding any reduction which gives rise to Good Reason), paid in substantially equal installments in accordance with the Company’s normal payroll practices over the twelve (12) month period following such termination; provided that, any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iii) an aggregate amount equal to the sum of (A) the Pro-Rata Bonus (as defined in the Severance Plan); and (B) an amount equal to eighteen (18) months of the Employee’s COBRA Premiums (as defined in the Severance Plan), plus an amount equal to the aggregate federal, state and local taxes imposed on such COBRA Premiums, plus any taxes imposed on that amount, so that, on an after-tax basis, the Employee is in the same position as if there had been no taxes imposed on the Employee with respect to the COBRA Premiums, which aggregate amount shall be paid in a lump sum on the 30th day following the termination date.

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company (other than the Severance Plan) or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.”

•If you experience a severance-qualifying termination of employment pursuant to Section 7(d) of the Employment Agreement, the equity incentive awards then held by you shall be treated in accordance with the terms of the applicable award agreements and, if applicable, the Traeger, Inc. 2021 Incentive Award Plan (the “2021 Plan”).

•The phrase in Section 8 of the Employment Agreement “Except as otherwise expressly provided in Section 7(d)(iv) hereof,” shall be deleted in its entirety.

•References to Holdings and the Partnership Agreement (each as defined in the Employment Agreement) shall continue to be deemed removed from the Employment Agreement.

•References in the Employment Agreement to the “Board” shall continue to refer to the Board of Directors of Traeger, Inc.

•Notwithstanding anything to the contrary contained in the Employment Agreement, matters pertaining to your nomination for election to the Board shall continue to be governed by that certain Management Stockholders Agreement by and between you and Traeger, Inc., dated as of July 28, 2021.

•For purposes of the Employment Agreement, the Severance Plan and your equity award agreements, the definitions of “Cause” and “Good Reason” shall be replaced with the definitions of Cause and Good Reason set forth in Exhibit A attached hereto (but, for purposes of the equity award agreements, the term “the Employee” in such definitions shall be replaced with “Participant”).

•All references in the second and third sentences of Section 17 of the Employment Agreement to (i) the “State of Delaware” shall be replaced with the “State of Utah” and (ii) the “United States District Court for the District of Delaware” shall be replaced with the “United States District Court for the District of Utah.”

As mentioned above, this Amended Side Letter amended and restates the Side Letter in its entirety as of the date set forth above. Other than as described in this letter, all other terms and conditions of the Employment Agreement remain unchanged.

    Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.

Sincerely,

/s/ Dominic Blosil
By: Dominic Blosil
Its: Chief Financial Officer

Agreed and Acknowledged:

/s/ Jeremy Andrus
Name: Jeremy Andrus

Exhibit A
Certain Definitions

“Cause” means the occurrence of any one or more of the following events:
(i)The Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties as Chief Executive Officer or, if applicable, Executive Chairman of the Board, in either case, which causes the Company or its Subsidiaries (as defined in the Company’s 2021 Incentive Award Plan) material harm;
(ii)The Employee’s repeated willful failure to follow the lawful directives of the Board that are not inconsistent with his position as Chief Executive Officer or, if applicable, as Executive Chairman of the Board (other than as a result of death or physical or mental incapacity), in either case, which causes the Company or its Subsidiaries material harm;
(iii)The Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude if it impacts the reputation or goodwill of the Company or its Subsidiaries;
(iv)The Employee’s performance of any material act of theft, embezzlement, fraud, dishonesty or misappropriation of the property of the Company or its Subsidiaries;
(v)The Employee’s use of illegal drugs, or the Employee’s abuse of alcohol that materially impairs the Employee’s ability to perform the Employee’s duties contemplated hereunder; or
(vi)The Employee’s material breach of any obligation under any written agreement with the Company or its Subsidiaries or under any applicable written policy of the Company or its Subsidiaries that has been provided to or made available to the Employee (including any code of conduct or harassment policies) which causes the Company material harm.
Notwithstanding the foregoing, “Cause” shall not include or be predicated upon any act or omission by the Employee which is taken or made either (A) at the direction of the Board, (B) in good faith under the Employee’s reasonable belief that the act or omission was in the best interest of the Company or its Subsidiaries, (C) pursuant to the advice of the Company’s counsel, or (D) to comply with a lawful court order, directive from a federal, state or local government agency or industry regulatory authority, or subpoena. The Company shall provide the Employee with a written notice detailing the specific circumstances alleged to constitute Cause within 90 days after the Board (other than the Employee) first knows, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and, except with respect to clause (iii) above, any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board (other than the Employee, as applicable) within 30 days following the expiration of the Employee’s cure period followed by a termination of the Employee’s employment within such 30 day period, provided that no such determination or termination may be made until the Employee has been given written notice detailing the specific Cause event and a period of 30 days following receipt of such notice to cure such event (if susceptible to cure) in all material respects to the reasonable satisfaction of the Board. Otherwise, any claim of such circumstances as “Cause” shall be deemed irrevocably waived by the Company.

Notwithstanding anything to the contrary contained herein, the Employee’s right to cure shall not apply if there are habitual breaches by the Employee.

“Good Reason” means the occurrence of any one or more of the following events without the Employee’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i)material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by Applicable Laws (as defined in the Company’s 2021 Incentive Award Plan) or removal from any of the Employee’s executive officer positions;
(ii)a change in the geographic location of the Employee’s principal work location with the Company by more than 35 miles from its existing location;
(iii)assignment to the Employee of any duties inconsistent with the Employee’s position, titles and offices as set forth in this Agreement; or
(iv)the Company’s material breach of that certain Management Stockholders’ Agreement by and between the Company and the Employee, dated as of July 28, 2021, any equity award agreement between the Employee and the Company, this Agreement, that certain Amended Side Letter by and between the Employee and Traeger, Inc., dated April 10, 2025 (the “Amended Side Letter”), or any amendment to any of the foregoing, or any agreement that supersedes either or both of this Agreement and/or the Amended Side Letter.
Notwithstanding the foregoing, the Employee will not be deemed to have resigned for Good Reason unless (A) the Employee provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Employee to constitute Good Reason within 90 days after the date of the occurrence of any event that the Employee knows or should reasonably have known to constitute Good Reason, (B) the Company fails to cure such acts or omissions in all material respects to the reasonable satisfaction of the Employee within 30 days following its receipt of such notice (provided that the Company’s right to cure shall not apply if there are habitual breaches by the Company), and (C) the effective date of the Employee’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.